EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-1

Onfolio Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share	Other	6,117,250	(2)	$5.00	(3)	$30,586,250	0.0001531	$4,682.75
Fees to be Paid	Equity	Common stock, par value $0.001 per share	Other	82,613	(4)	$5.50	(5)	$454,372	0.0001531	$69.57

Total Offering Amounts								$31,040,622		$4,752.32
Total Fees Previously Paid										0.00
Total Fee Offsets										0.00
Net Fee Due										$4,752.32

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(1)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 6,117,250 shares of common stock underlying the outstanding publicly-traded warrants.

(3)	Estimated in accordance with Rule 457(g) of the Securities Act, based upon the $5.00 exercise price of the publicly-traded warrants.

(4)	Represents 82,613 shares of common stock underlying the representative’s warrants.

(5)	Estimated in accordance with Rule 457(g) of the Securities Act, based on the $5.50 exercise price of the representative’s warrant.